     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1999


                                                      REGISTRATION NO. 333-81485

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                 PRE-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                              THE HOME DEPOT, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   DELAWARE                                        95-3261426
        (State or Other Jurisdiction of                         (I.R.S. Employer
        Incorporation or Organization)                       Identification Number)

                             2455 PACES FERRY ROAD
                          ATLANTA, GEORGIA 30339-4024
                                 (770) 433-8211
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                              COPIES REQUESTED TO:

                ARTHUR M. BLANK                             KELLY R. CAFFARELLI, ESQ.
     PRESIDENT AND CHIEF EXECUTIVE OFFICER                     THE HOME DEPOT, INC.
              THE HOME DEPOT, INC.                            2455 PACES FERRY ROAD
             2455 PACES FERRY ROAD                         ATLANTA, GEORGIA 30339-4024
          ATLANTA, GEORGIA 30339-4024                             (770) 433-8211
                 (770) 433-8211

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS


     (LOGO) DEPOT DIRECT(TM) A DIRECT PURCHASE PROGRAM FOR HOME DEPOT STOCK

     The Home Depot, Inc. is pleased to offer you the opportunity to participate in DepotDirect, a convenient and low cost stock purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings of Home Depot common stock.

PROGRAM HIGHLIGHTS INCLUDE:

     - Purchase Home Depot common stock through a convenient, low-cost method

     - Build your investment over time, starting with as little as $250


     - Purchase shares either directly through the Internet or by check, money order or bank draft


     - Arrange to have your Home Depot dividends automatically reinvested

     - Authorize automatic monthly investments in Home Depot common stock from your checking or savings account

     - Invest up to $100,000 per year


     This prospectus relates to 6,000,000 shares of Home Depot common stock, par value $.05 per share, to be offered for purchase under DepotDirect.



     Please read this prospectus carefully and keep it and any future investment statements for future reference. If you have any questions about DepotDirect, please call EquiServe, L.P., the Program Administrator, toll free at 1-800-577-0177, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday.


     The shares of Home Depot common stock being offered are not insured or protected by any governmental agency, and involve investment risk, including the possible gain or loss of principal. In addition, dividends may go up and down.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

     This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through DepotDirect are offered only through a registered broker-dealer in those jurisdictions.


                 The date of this Prospectus is July 13, 1999.

                               TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----
The Company.......................................................     3
Forward-Looking Statements........................................     3
Information About DepotDirect.....................................     4
  1.  What is DepotDirect?........................................     4
  2.  What options are available under the program?...............     4
  3.  Who is eligible to participate in DepotDirect?..............     4
  4.  Can non-U.S. citizens participate in DepotDirect?...........     4
  5.  How does a Home Depot stockholder enroll in DepotDirect?....     4
  6.  I already own shares, but they are held by my bank or broker and registered in "street name." How can I participate in
        the program?..............................................     5
  7.  I am not currently a Home Depot stockholder. How do I enroll
        in the program?...........................................     5
  8.  Are there fees associated with participation?...............     5
  9.  What are the dividend payment options?......................     6
 10.  How do I make an additional investment?.....................     6
 11.  What are the minimum and maximum amounts for additional
        investments?..............................................     7
 12.  What transactions can I conduct through StockPower's online
        services?.................................................     7
 13.  When will shares be purchased under the program?............     7
 14.  At what price will shares be purchased?.....................     8
 15.  Will fractional shares be purchased?........................     8
 16.  How are payments with "insufficient funds" handled?.........     8
 17.  Will interest be paid on DepotDirect accounts?..............     8
 18.  What is the source of Home Depot common stock purchased
        through the program?......................................     9
 19.  Who will hold the additional shares purchased through
        DepotDirect?..............................................     9
 20.  How may I receive a stock certificate?......................     9
 21.  May I add my certificate shares of Home Depot common stock
        to my program account for safekeeping?....................     9
 22.  How may I sell shares I hold through the program?...........     9
 23.  Can I transfer shares that I hold in the program to someone
        else?.....................................................    10
 24.  I've just moved. How can I request a change of address or
        update other personal data?...............................    10
 25.  How may I modify or close my DepotDirect account?...........    10
 26.  Who administers DepotDirect? How do I contact them?.........    10
 27.  What reports will I receive?................................    11
 28.  What if Home Depot issues a stock dividend or declares a
        stock split or rights offering?...........................    11
 29.  How do I vote my DepotDirect shares at stockholders'
        meetings?.................................................    11
 30.  Can the program be changed?.................................    11
 31.  What are the responsibilities of Home Depot and EquiServe
        under DepotDirect?........................................    12
 32.  What are the federal income tax consequences of
        participating in the program?.............................    12
Where You Can Find More Information...............................    13
Incorporation of Information We File with the SEC.................    13
Use of Proceeds...................................................    14
Legal Opinions....................................................    14
Experts...........................................................    14

                                  THE COMPANY



     The Home Depot, Inc. is the leading retailer in the home improvement industry and ranks among the ten largest retailers in the United States based on its net sales volume for fiscal 1998. At the end of the first quarter of 1999, we were operating 797 retail stores, which included 789 Home Depot(SM) stores and eight EXPO Design Center(SM) stores. A description of these two types of stores is as follows:



     - Home Depot Stores: Home Depot stores sell a wide assortment of building materials and home improvement and lawn and garden products. Home Depot stores average approximately 107,000 square feet of enclosed space, with an additional approximately 24,000 square feet in the outside garden area. At the end of the first quarter of fiscal 1999, we had Home Depot stores located throughout the United States and Canada, as well as in Puerto Rico and Chile.



     - EXPO Design Center Stores: EXPO Design Center stores sell products and services primarily for design and renovation projects. Unlike Home Depot stores, EXPO Design Center stores do not sell building materials and lumber. Rather, EXPO Design Center stores offer high-end interior design products, such as kitchen and bath cabinetry, tiles, flooring and lighting fixtures. The prototypical EXPO Design Center is approximately 92,000 square feet. At the end of the first quarter of fiscal 1999, EXPO Design Center stores were operating in California, Florida, Georgia, New York and Texas.



     We also offer products through direct marketing. Our Maintenance Warehouse(R) subsidiary is a leading direct mail marketer of maintenance, repair and operations products serving primarily the multi-family housing and lodging facilities management market. Our National Blinds & Wallpaper(SM) subsidiary is a telephone mail order service for wallpaper and custom window treatments.



     Home Depot common stock is listed under the trading symbol "HD" on the New York Stock Exchange.



     Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, Atlanta, Georgia 30339-4024 and our telephone number is (770) 433-8211.


                           FORWARD-LOOKING STATEMENTS


     Certain written statements we make in this prospectus, and other written and oral statements made by us or with the approval of an authorized executive officer of Home Depot, may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project" or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from Home Depot's historical experience and its present expectations or projections. These risks and uncertainties include, but are not limited to:


     - unanticipated weather conditions;

     - stability of costs and availability of sourcing channels;

     - conditions affecting the availability, acquisition, development and ownership of real estate;

     - year 2000 problems; and

     - the impact of competition.


     Caution should be taken not to place undue reliance on forward-looking statements, since the statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risks and uncertainties listed above and other factors you may wish to consider are set forth from time to time in our filings with the Securities and Exchange Commission. To obtain a copy of our SEC filings, see "Where You Can Find More Information" and "Incorporation of Information We File With the SEC."

                         INFORMATION ABOUT DEPOTDIRECT


     The following questions and answers explain and constitute DepotDirect.

1. WHAT IS DEPOTDIRECT?


     DepotDirect is a convenient and low cost purchase program available for new investors to make an initial investment in Home Depot common stock and for existing investors to increase their holdings of Home Depot common stock. Participants in the program may elect to have dividends automatically reinvested in Home Depot common stock and/or to make optional cash investments through the Program Administrator, EquiServe, L.P.


     Participation in DepotDirect is entirely voluntary and we give no advice regarding your decision to join the program. However, if you decide to participate in this program, an enrollment form and reply envelope are enclosed for your convenience. Enrollment forms are also available, and may be completed, online through services provided by StockPower Inc., our online investor services company. You can access these services through the financial information section of Home Depot's website, www.homedepot.com, or through StockPower's website, www.stockpower.com.

2. WHAT OPTIONS ARE AVAILABLE UNDER THE PROGRAM?

     DepotDirect allows participants to:

     - Make initial investments in Home Depot common stock through the program;

     - Have their common stock dividends automatically reinvested in additional shares of Home Depot common stock; and


     - Make additional cash investments in Home Depot common stock, including the option to make automatic monthly purchases by authorizing deductions from a designated checking or savings account and online purchases through services provided by StockPower.



     Please refer to Question 8 for details on fees to be paid by participants, to Question 9 for additional information regarding dividend payment options and Question 10 for further information regarding the methods of making additional cash investments.


     Please retain all transaction statements for your records. The statements contain important tax and other information.

3. WHO IS ELIGIBLE TO PARTICIPATE IN DEPOTDIRECT?

     All U.S. citizens are eligible to participate in DepotDirect, whether or not they are currently stockholders of Home Depot.

4. CAN NON-U.S. CITIZENS PARTICIPATE IN DEPOTDIRECT?


     Yes. If you are not a U.S. citizen, you can participate in DepotDirect, provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the program. Home Depot reserves the right to terminate participation of any stockholder if it deems it advisable under any foreign laws or regulations. All program funds must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to make the transaction.


5. HOW DOES A HOME DEPOT STOCKHOLDER ENROLL IN DEPOTDIRECT?

     If you are already a Home Depot stockholder of record (that is, if you own shares that are registered in your name, not your broker's) but you are not enrolled in DepotDirect, you may enroll in the program simply by completing and returning the enclosed enrollment form, by calling EquiServe directly at 1-800-577-0177 or accessing and completing an enrollment form online. See Question 12 for further information regarding online services.


6. I ALREADY OWN SHARES, BUT THEY ARE HELD BY MY BANK OR BROKER AND REGISTERED IN "STREET NAME." HOW CAN I PARTICIPATE IN THE PROGRAM?


     If your shares of Home Depot common stock are registered in the name of a bank, broker or other nominee, you must arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate. Once at least one share is registered in your name, you can complete an enrollment form for the number of shares registered directly in your name, as described in Question 5. Alternatively, you may also enroll in the program in the same manner as someone who is not currently a Home Depot stockholder, as described in Question 7.


7. I AM NOT CURRENTLY A HOME DEPOT STOCKHOLDER. HOW DO I ENROLL IN THE PROGRAM?


     If you do not currently own any Home Depot common stock and you wish to become a stockholder and a participant in DepotDirect, you may enroll in the program by completing an enrollment form and sending with it an initial investment amount of at least $250 and no more than $100,000. Initial cash payments can be made by check, money order or bank draft made payable to EquiServe and sent to EquiServe at the address listed on the enrollment form. All money must be in U.S. funds and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Third party checks will not be accepted. A one time initial investment fee of $5 will be deducted from your initial investment. See Question 8 for a summary of the fees associated with the program.


     You may also join DepotDirect online through services provided by StockPower and authorize the deduction of your initial investment from your bank account online. See Question 12 for information regarding StockPower.

8. ARE THERE FEES ASSOCIATED WITH PARTICIPATION?


     EquiServe will deduct a service charge for each transaction made for you, whether the transaction is a reinvestment of dividends, an optional purchase of shares or a sale of shares held through DepotDirect. For purchases, that service charge is 5% of the amount of your investment, up to a maximum of $2.50 per transaction. In addition, you will be charged your proportionate share of brokerage commissions on each purchase transaction. Your share of brokerage commissions on small transactions may be less than usual since EquiServe will buy or sell shares in volume for all participants and that commission savings will be passed on to each participant.


     If you ask EquiServe to sell some or all of your shares, you will be charged an administrative service charge of $10, plus applicable brokerage commissions.

     The fees associated with enrollment and participation in the program are summarized in the chart below:


----------------------------------------------------------------------------------------------------
                                           COSTS TO THE PARTICIPANT
----------------------------------------------------------------------------------------------------
                                     ONE TIME FEE          SERVICE CHARGE      BROKERAGE COMMISSION
----------------------------------------------------------------------------------------------------
  Initial Investment Fee for     $5, deducted directly          None            Historically, about
     First-Time Investors          from the initial                               $0.05 per share
                                  investment received
----------------------------------------------------------------------------------------------------
   Subsequent Purchases and              None           5% of investment, up    Historically, about
    Dividend Reinvestments                              to a maximum of $2.50     $0.05 per share
----------------------------------------------------------------------------------------------------
             Sales                       None                    $10            Historically, about
                                                                                  $0.15 per share
----------------------------------------------------------------------------------------------------
      Insufficient Funds         $25, see Question 16           None                   None
                                 for more information
----------------------------------------------------------------------------------------------------


9. WHAT ARE THE DIVIDEND PAYMENT OPTIONS?


     You may elect to either receive dividends on your shares of Home Depot common stock in cash or reinvest those dividends in the purchase of additional shares. The options available to you are as follows:



     - Reinvest All Your Dividends. If you select this option, EquiServe will apply all of your dividends on Home Depot common stock toward the purchase of more shares of Home Depot common stock.


     - Reinvest None and Receive A Check For Dividends. If you select this option, dividends will not be reinvested. Instead, you will receive a check for all of your cash dividends.


     You may change your election at any time by either completing and submitting a new enrollment form by mail or online, or by contacting EquiServe directly at 1-800-577-0177. See Question 25 for further information about changing your dividend reinvestment option.


10. HOW DO I MAKE AN ADDITIONAL INVESTMENT?

     You may make optional cash investments by choosing among the following three options:


     - Check Investment. You may make optional cash investments in Home Depot common stock by sending to EquiServe, the Program Administrator, a check, money order or bank draft for the purchase of additional shares. The check, money order or bank draft must be made payable to EquiServe in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. EquiServe will not accept third party checks. All checks, money orders and bank drafts should be sent to EquiServe at the address listed on the Optional Cash Investment tear-off form attached to each statement you receive, or if making an investment when enrolling, with the enrollment form.


     - Automatic Investment from a Bank Account. As an alternative to sending checks, money orders and bank drafts for optional cash purchases, you may elect to have funds automatically withdrawn every month from your checking or savings account at a qualified financial institution. You may elect the automatic cash withdrawal option by simply completing and signing an automatic debit enrollment form, providing the necessary information, together with a voided blank check or checking or savings account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic debit enrollment forms are available from EquiServe and are available online through services provided by StockPower. You may change the amount of money or terminate an automatic monthly withdrawal of funds by either calling EquiServe directly at 1-800-577-0177 or completing and submitting to EquiServe a new automatic debit enrollment form. To be effective, the new automatic debit enrollment form must be received by EquiServe before the last business day of the prior month. Also, you can cancel any payment scheduled to be made by automatic debit, provided the request is received by EquiServe at least two business days prior to the date of the debit. See Question 13 for information regarding investment dates.


     - Online Investments. You may make optional cash investments online through services provided by StockPower at the financial information section of Home Depot's website, www.homedepot.com, as well as at StockPower's website, www.stockpower.com. In order to purchase shares online through services provided by StockPower, you must authorize the withdrawal of funds from your bank account online.

11. WHAT ARE THE MINIMUM AND MAXIMUM AMOUNTS FOR ADDITIONAL INVESTMENTS?


     In addition to increasing your holdings of Home Depot common stock through the reinvestment of dividends, you may make optional cash investments in Home Depot common stock. Each investment must be for a minimum of $25, subject to a maximum of $100,000 per year. Whether participating through the use of a personal or traveler's check, money order or bank draft, or through the automatic investment feature, the $25 minimum and $100,000 annual maximum applies. If you are not a registered stockholder and are a first-time investor in DepotDirect, your initial investment must be for at least $250 and cannot exceed the $100,000 annual maximum. All amounts must be in U.S. dollars and drawn on a U.S. bank. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks.


12. WHAT TRANSACTIONS CAN I CONDUCT THROUGH STOCKPOWER'S ONLINE SERVICES?

     StockPower offers investors a convenient way to invest in Home Depot common stock completely online, without having to send in any forms or checks by mail. Through StockPower, you may:

     - Eliminate the time required to receive an enrollment form through the mail;


     - Elect to purchase shares of Home Depot common stock and authorize the withdrawal of funds from a bank account for initial and optional cash purchases, as well as for regular monthly investments;


     - Choose to reinvest your Home Depot dividends;

     - Review and manage your DepotDirect account at anytime from your personal computer, including making changes to program elections and personal data;

     - Arrange to receive Home Depot annual reports and other materials over the Internet;

     - Receive transaction confirmations via email; and

     - Arrange for online sales of some or all of your shares.

     Participation in DepotDirect through services provided by StockPower is voluntary. You can access StockPower's services through the financial information section of our website, www.homedepot.com, or through StockPower's website, www.stockpower.com.

13. WHEN WILL SHARES BE PURCHASED UNDER THE PROGRAM?


     General. EquiServe will attempt to buy Home Depot common stock in the open market through a registered broker-dealer on investment dates twice each week, typically each Tuesday and Thursday. To make an investment on these days, EquiServe must receive your request for purchase and funds by the following deadlines:



     - To make the Tuesday investment date, requests for purchase made by physical check must be received by EquiServe by Friday before noon Eastern Time. First-time online requests for purchase must be placed by Wednesday before noon Eastern Time. Subsequent online requests for purchase must be placed by Thursday before noon Eastern Time.



     - To make the Thursday investment date, requests for purchase made by physical check must be received by EquiServe by Tuesday before noon Eastern Time. First-time online requests for purchase must be placed by Friday before noon Eastern Time. Subsequent online requests for purchase must be placed by Monday before noon Eastern Time.



     EquiServe will commingle all funds received from participants. Please note that the first time you use the online method to invest, your order must be placed by noon Eastern Time four business days prior to the investment date in order for EquiServe to receive the funds in time for the investment deadline. Subsequent online requests for purchases must be placed by noon Eastern Time at least three business days prior to the investment date. If the Tuesday or Thursday is not a day on which the New York Stock Exchange is open, or falls on a day which is not a business day in Massachusetts, then the investment will occur on the next succeeding business day. Optional cash purchases not received before the applicable investment date deadline will not be invested until the next succeeding investment date. No interest will be paid on any funds held by EquiServe between investment dates. Once you have placed your order, you may not request a cash refund or otherwise change your order.


     Automatic Monthly Withdrawals. If you elect to make monthly investments through automatic withdrawals from your bank account, those investments will be made only on the last investment date of each month. Your account will be debited one business day before the last investment date. For example, assuming that each day in this example is a business day, if the last day of the month is Wednesday, the 30th, your account would be debited on Monday, the 28th, for an investment on Tuesday, the 29th.

     Dividend Reinvestments. EquiServe will generally invest all dividend funds authorized to be reinvested within the same time frame as used for optional cash purchases. All funds to be invested on an investment date are commingled.

14. AT WHAT PRICE WILL SHARES BE PURCHASED?


     Your purchase price will be the weighted average purchase price per share for all shares purchased on a given investment date.


15. WILL FRACTIONAL SHARES BE PURCHASED?

     If any dividend or optional cash payment is not sufficient to purchase a whole share of Home Depot common stock, a fractional share equivalent will be credited to your account. All fractional shares are rounded to four decimal places.

16. HOW ARE PAYMENTS WITH "INSUFFICIENT FUNDS" HANDLED?


     In the event that any check or other deposit is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic debit, EquiServe will consider the request for investment of that purchase null and void and will immediately remove from your account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the uncollected amounts, EquiServe may sell additional shares from your account as necessary to satisfy the uncollected balance. There is a $25 charge for any check or other deposit that is returned unpaid by your bank. This fee will be collected by EquiServe through the sale of the number of shares from your DepotDirect account necessary to satisfy the fee.


17. WILL INTEREST BE PAID ON DEPOTDIRECT ACCOUNTS?

     No. Interest will not be paid on amounts held pending investments.

18. WHAT IS THE SOURCE OF HOME DEPOT COMMON STOCK PURCHASED THROUGH THE PROGRAM?

     Shares are usually purchased in the open market through a registered broker-dealer; however, at Home Depot's option, newly issued or treasury shares may be purchased directly from Home Depot. Share purchases in the open market may be made on any stock exchange where Home Depot common stock is traded or by negotiated transactions on such terms as EquiServe may reasonably determine. Neither Home Depot nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by EquiServe.


19. WHO WILL HOLD THE ADDITIONAL SHARES PURCHASED THROUGH DEPOTDIRECT?


     Shares purchased through DepotDirect are held in safekeeping in book-entry form on EquiServe's records. The number of shares (including fractional interests) held for each participant will be shown on each account statement.

20. HOW MAY I RECEIVE A STOCK CERTIFICATE?

     You may obtain a certificate (at no cost) for some or all of your whole shares at any time by simply requesting EquiServe to withdraw shares from your DepotDirect account. You may make such a request by:

     - using the tear-off form attached to the account statement;

     - calling EquiServe at 1-800-577-0177; or

     - accessing StockPower online and requesting a stock certificate.

     Certificates are normally issued to participants within five business days after receipt of the request. Withdrawing shares from your account balance does not affect your dividend option (for example, dividends will continue to be reinvested on the shares remaining in your account, if previously elected on the enrollment form). No certificates will be issued for fractional shares of common stock; instead, the market value of any fractional shares will be paid in cash.

21. MAY I ADD MY CERTIFICATE SHARES OF HOME DEPOT COMMON STOCK TO MY PROGRAM ACCOUNT FOR SAFEKEEPING?


     At the time of enrollment in the program or at any later time, you may use the program's share certificate safekeeping service to deposit with EquiServe any Home Depot common stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held through your DepotDirect account, you must complete the tear-off section of the account statement and submit it with your certificates to the address on the tear-off section. There is no charge for this service. The certificates do not need to be endorsed. You should send your stock certificates by certified, registered or insured mail, or by some other safe means, because you bear the risk of loss in transit.


22. HOW MAY I SELL SHARES I HOLD THROUGH THE PROGRAM?


     Shares held in your DepotDirect account can be sold on your behalf by either calling EquiServe directly at 1-800-577-0177 or by completing and submitting the tear-off portion of the account statement. For participants enrolled in StockPower, sales can also be made online using StockPower. Upon receipt of a request to sell some or all of your shares, EquiServe will cause your shares to be sold on the open market within five business days of receipt of your request and send you the proceeds, less a service charge of $10 and applicable brokerage commissions and fees. Proceeds are normally paid by check, which are distributed within three business days after the sale.



     You should be aware that the price of Home Depot common stock may rise or fall during the period between a request for sale, its receipt by EquiServe and the ultimate sale on the open market. Instructions sent to EquiServe to sell shares are binding and may not be rescinded.

23. CAN I TRANSFER SHARES THAT I HOLD IN THE PROGRAM TO SOMEONE ELSE?

     Yes. You may transfer ownership of some or all of your shares held through DepotDirect. You may call EquiServe at 1-800-577-0177 for complete transfer instructions. You will be asked to send to EquiServe written transfer instructions. Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant's account. A notary is not sufficient.

     You may transfer shares to new or existing Home Depot stockholders. However, a new DepotDirect account will not be opened for a transferee as a result of a transfer of less than one full share. If you open a new DepotDirect account for a transferee, you must include an enrollment form with the gift/transfer instructions.

24. I'VE JUST MOVED. HOW CAN I REQUEST A CHANGE OF ADDRESS OR UPDATE OTHER PERSONAL DATA?

     It is important that our records contain your most up-to-date personal data. If you need to request a change of address or update other personal data, please call EquiServe at 1-800-577-0177 or write to them at the address listed in Question 26. You can also update your personal data through StockPower's online services.

25. HOW MAY I MODIFY OR CLOSE MY DEPOTDIRECT ACCOUNT?


     You can stop reinvesting dividends at any time by either calling EquiServe at 1-800-577-0177 or providing EquiServe with written instructions to its address in Question 26, provided you notify EquiServe prior to noon Eastern Time on a dividend record date, which is usually 10 business days preceding a dividend payment date. If your request to stop dividend reinvestment is received after the tenth business day preceding a dividend payment date, then the dividends will be reinvested and the shares will be added to your DepotDirect account. You can stop dividend reinvestment by either:



     - Completing and submitting a new dividend reinvestment authorization form by mail or online, or contacting EquiServe at 1-800-577-0177, and changing your option to "Reinvest None And Receive A Check For Dividends" while still keeping your shares in your DepotDirect account with EquiServe; or



     - Closing your DepotDirect account by requesting all shares be issued in the form of a stock certificate and a check be issued for the value of any fractional share amount. If you select this option and your request is received after noon Eastern Time on a dividend record date, your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment.



     Alternatively, you may close your DepotDirect account by requesting all shares be sold on the open market and a check be remitted to you for the proceeds for all full and fractional shares, less a service charge of $10 and applicable broker commissions and fees. If you select this option and your request is received after noon Eastern Time on a dividend record date, your account will not be closed until after you receive the shares resulting from the dividend pending reinvestment. See Question 22 for additional information on sales.


26. WHO ADMINISTERS DEPOTDIRECT? HOW DO I CONTACT THEM?


     EquiServe, L.P. directs the purchase of and holds shares of Home Depot common stock acquired under DepotDirect, keeps records, sends statements of account activity to participants and performs other related duties.

     You may contact EquiServe by writing to:

                                  DepotDirect
                              c/o EquiServe, L.P.

                                 P.O. Box 8040

                             Boston, MA 02266-8040

     You may also telephone EquiServe toll free at 1-800-577-0177, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 A.M. and 6:00 P.M. Eastern Time, Monday through Friday.

27. WHAT REPORTS WILL I RECEIVE?


     Easy to read statements of your calendar year-to-date account activity will be sent to you after the settlement of each transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. Please notify EquiServe promptly either in writing or by telephone if your address changes. In addition, you will receive copies of the same communications sent to all other holders of Home Depot common stock, such as annual reports and proxy statements. You will also receive any Internal Revenue Service information returns, if required. If you participate in the program online through StockPower, you can elect to receive communications from Home Depot, such as annual reports and proxy statements, via email. In addition, you can review your current account status, program options and transaction history at any time.


     Please retain all transaction statements for your records. The statements contain important tax and other information.

28. WHAT IF HOME DEPOT ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT OR RIGHTS OFFERING?

     Any stock dividends or split shares distributed by Home Depot to holders of common stock held in DepotDirect accounts will be added to your account balance. You will receive a statement indicating the number of shares or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a DepotDirect account.

29. HOW DO I VOTE MY DEPOTDIRECT SHARES AT STOCKHOLDERS' MEETINGS?


     In connection with any meeting of Home Depot stockholders, you will receive proxy materials, including a proxy card representing both the shares for which you hold physical certificates and the shares held in your DepotDirect account. Those shares will be voted as you indicate on the returned proxy card. Fractional shares will be voted. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with the recommendations of Home Depot's management. This is the same procedure that is followed for all other stockholders who return signed proxy cards and do not provide instructions. If you do not return the proxy card, or if you do not sign it, none of your shares will be voted.


     As an alternative to returning your proxy card, you may also vote by telephone or online by following the instructions in the proxy materials.

30. CAN THE PROGRAM BE CHANGED?

     Home Depot and EquiServe may suspend, modify or terminate the program at any time. All participants will receive notice of any suspension, modification or termination. If DepotDirect is terminated, certificates for whole shares held in your DepotDirect account will be issued and a cash payment will be made for any fractional share.

     EquiServe also may terminate your DepotDirect account if you do not own at least one whole share. In the event your DepotDirect account is terminated for this reason, a check for the cash value of the fractional share will be sent to you and your account will be closed.

31. WHAT ARE THE RESPONSIBILITIES OF HOME DEPOT AND EQUISERVE UNDER DEPOTDIRECT?

     Neither Home Depot nor EquiServe will be liable for any act or omission to act, which was done in good faith, including any claim of liability arising out of the failure to terminate a participant's account upon the participant's death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased.

     You should recognize that neither Home Depot nor EquiServe can assure you of a profit or protect you against a loss on shares purchased through DepotDirect.


     Although Home Depot currently contemplates the continuation of quarterly dividends, the payment of dividends is subject to the discretion of Home Depot's Board of Directors and will depend upon future earnings, the financial condition of Home Depot and other factors. Additionally, dividends may go up and down.


32. WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATING IN THE
PROGRAM?

     PARTICIPANTS IN THE PROGRAM ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN DEPOTDIRECT (INCLUDING FEDERAL, STATE, LOCAL AND OTHER TAX LAWS AND U.S. TAX WITHHOLDING LAWS) APPLICABLE TO THEIR PARTICULAR SITUATIONS.

     Cash dividends reinvested under the program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends paid to you during the year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each year.

     You will not realize gain or loss for U.S. federal income tax purposes upon a transfer of shares to your DepotDirect account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss upon the receipt of cash for fractional shares held in the program. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares). In order to determine the tax basis for shares in your account, you should retain all account transaction statements.

     Program participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the program. Where applicable, this withholding tax generally is imposed at the rate of 30%; but this rate may be reduced by treaty between the U.S. and the country in which the participant resides.

     Dividends paid on shares in DepotDirect accounts may be subject to "the backup withholding" provisions of the Internal Revenue Code. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, then EquiServe must withhold 31% from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.

                      WHERE YOU CAN FIND MORE INFORMATION

     Home Depot files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's following public reference facilities:

    Public Reference Room          New York Regional Office        Chicago Regional Office
    450 Fifth Street, N.W.           7 World Trade Center              Citicorp Center
          Room 1024                       Suite 1300               500 West Madison Street
    Washington, D.C. 20549         New York, New York 10048               Suite 1400
                                                                 Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     This prospectus constitutes part of a registration statement on Form S-3 filed by Home Depot under the Securities Act of 1933. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means:

     - incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:


          (1) our Annual Report on Form 10-K for the year ended on January 31, 1999, filed on April 19, 1999;



          (2) our Quarterly Report on Form 10-Q for the quarter ended on May 2, 1999, filed on June 3, 1999; and



          (3) the section entitled "Description of Common Stock" in our Report on Form 8-A, filed on August 24, 1981.


     We also incorporate by reference each of the following documents that we will file with the SEC after the date of the initial filing of the registration statement and prior to the time we sell all of the shares of common stock offered by this prospectus:


     - reports filed under Section 13(a) and (c) of the Exchange Act;



     - definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and



     - any reports filed under Section 15(d) of the Exchange Act.

     You can obtain any of the filings incorporated by reference in this document through us, or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

                              The Home Depot, Inc.
                             2455 Paces Ferry Road
                          Atlanta, Georgia 30339-4024
                         Attention: Investor Relations
                           Telephone: (770) 433-8211

                                USE OF PROCEEDS

     Home Depot will receive proceeds from the purchase of common stock through DepotDirect only to the extent that such purchases are made directly from Home Depot, and not from open market purchases by EquiServe. Any proceeds received by us (which cannot be estimated), will be used for general corporate purposes.

                                 LEGAL OPINIONS

     The legality of the common stock covered by this prospectus has been passed upon for The Home Depot, Inc. by Kelly R. Caffarelli, Esq., Corporate Counsel of The Home Depot, Inc. Ms. Caffarelli has options to purchase Home Depot common stock as a participant in an employee benefit plan and is eligible to participate in DepotDirect.

                                    EXPERTS

     The financial statements of The Home Depot, Inc. as of January 31, 1999 and February 1, 1998, and for each of the years in the three-year period ended January 31, 1999, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus and upon the authority of that firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the issuance and distribution of the securities being registered. All amounts shown (other than the SEC registration fee) are estimates subject to future contingencies.


SEC Registration Fee........................................  $ 99,455
Legal Fees and Expenses.....................................     7,500
Printing and Distribution of Prospectus.....................    20,000
Accounting Fees and Expense.................................     4,500
Miscellaneous Expenses......................................     3,545
                                                              --------
          Total.............................................  $135,000
                                                              ========


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article IV, Section 4, of the Registrant's Restated By-Laws provide that to the fullest extent permitted by Delaware law, each former, present or future, director, officer, employee or agent of the Registrant, and each person who may serve at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by the Registrant in all events.

     Article NINTH of the Registrant's Restated Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, no director of the Registrant shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 145 of the General Corporation Law of the State of Delaware sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

     In addition, the Registrant maintains officers' and directors' liability insurance for the benefit of its officers and directors.

ITEM 16.  EXHIBITS


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
 5.1      --   Opinion of Kelly R. Caffarelli, Corporate Counsel of The
               Home Depot, Inc.*
23.1      --   Consent of Kelly R. Caffarelli, Corporate Counsel of The
               Home Depot, Inc. (included in Exhibit 5.1).*
23.2      --   Consent of KPMG LLP, Independent Certified Public
               Accountants.
24.1      --   Powers of Attorney.*
99.1      --   Invemed Letter.*


---------------

* Previously filed.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Pre-Effective Amendment to the Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 12, 1999.


                                          THE HOME DEPOT, INC.

                                          BY:      /s/ ARTHUR M. BLANK
                                            ------------------------------------
                                                      Arthur M. Blank
                                                      President & CEO


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated below as of the 12th day of July, 1999.


                     SIGNATURES                                      TITLE
                     ----------                                      -----

                 /s/ BERNARD MARCUS                          Chairman of the Board
-----------------------------------------------------
                   Bernard Marcus

                 /s/ ARTHUR M. BLANK                     President and CEO (Principal
-----------------------------------------------------         Executive Officer)
                   Arthur M. Blank

                 /s/ RONALD M. BRILL                    Executive Vice President, Chief
-----------------------------------------------------  Administrative Officer, Assistant
                   Ronald M. Brill                          Secretary and Director

                          *                                        Director
-----------------------------------------------------
                    Frank Borman

                  /s/ DENNIS CAREY                       Executive Vice President and
-----------------------------------------------------       Chief Financial Officer
                    Dennis Carey                         (Principal Financial Officer)

                          *                                        Director
-----------------------------------------------------
                  John L. Clendenin

                          *                                        Director
-----------------------------------------------------
                    Berry R. Cox

                          *                                        Director
-----------------------------------------------------
                Milledge A. Hart, III

                          *                                        Director
-----------------------------------------------------
                 Kenneth G. Langone

                          *                                        Director
-----------------------------------------------------
                   M. Faye Wilson

                     SIGNATURES                                      TITLE
                     ----------                                      -----

                          *                                        Director
-----------------------------------------------------
                   Bonnie G. Hill

                          *                                        Director
-----------------------------------------------------
                  William S. Davila

---------------

* The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.

  BY:     /s/ ARTHUR M. BLANK
      ------------------------------
             Arthur M. Blank
             Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                  DESCRIPTION
-------                                -----------
  5.1      --  Opinion of Kelly R. Caffarelli, Corporate Counsel of The
               Home Depot, Inc.*
 23.1      --  Consent of Kelly R. Caffarelli, Corporate Counsel of The
               Home Depot, Inc. (included in Exhibit 5.1).*
 23.2      --  Consent of KPMG LLP, Independent Certified Public
               Accountants.
 24.1      --  Powers of Attorney.*
 99.1      --  Invemed letter.*


---------------

* Previously filed.